Exhibit 10.22

[FORM OF BONUS LETTER AGREEMENT]

In recognition of your contributions to our performance for the fiscal year ended [__], the Board of Directors (the “Board”) of Ryerson Holding Corporation (the “Company”) has decided to pay you a one-time special bonus (the “Bonus”) in accordance with the terms of this letter agreement (this “Agreement”).

Bonus

Subject to the conditions of this Agreement, the Company will pay you, or cause to be paid to you, a Bonus equal to $[__] (the “Bonus Amount”), in a lump sum cash payment, on [__], subject to all applicable legally required deductions and tax withholdings as well as any other voluntary deductions and withholdings authorized by you. If prior to the third anniversary of [__], you either resign for any reason other than “Good Reason” (as defined in that certain [__](the “Agreement”)) or your employment with the Company is terminated by the Company for Cause (as defined in the Agreement) (each, a “Disqualifying Termination”), in each case, other than due to your death or permanent disability (as determined by the Board in its good faith discretion), you will be required to pay back a portion of your Bonus equal to the product of the (x) Bonus Amount times (y) the Repayment Percentage (as defined below).

For purposes of this Agreement, “Repayment Percentage” will be equal to (x) 100% in connection with any Disqualifying Termination that occurs on or prior to [the first anniversary], (y) 66.67% in connection with any Disqualifying Termination that occurs between the [first anniversary] and [the second anniversary], and (z) 33.33% in connection with any Disqualifying Termination that occurs between [the second anniversary] and [the third anniversary]. For example, if you experience a Disqualifying Termination on [date], [x]% of your Bonus Amount will be subject to repayment.

If you are required to repay any portion of the Bonus, as provided above, you will be required to make such repayment to the Company within sixty (60) days following your last date of employment with the Company.

Other Terms

The Bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company under that certain Agreement, by and between you and the Company and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement, unless such plan or arrangement expressly provides otherwise. Nothing in this Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or your employer.

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in all respects in accordance with the law of the State of Illinois. Further, by signing below, you consent to the exclusive jurisdiction of the state and federal courts located in the State of Illinois.

[Signature Pages Follow.]

I look forward to your continued contribution to the success of the Company. In order for this Agreement to be valid and binding, please acknowledge your agreement and acceptance of the terms of this Agreement by signing below and returning the original copy to me as soon as possible.

Sincerely,

RYERSON HOLDING CORPORATION

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Agreed and Accepted:

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